FOURTH AMENDMENT
TO
EXCLUSIVE SALES REPRESENTATION, CO-PROMOTION
AND COOPERATION AGREEMENT

                    THIS FOURTH AMENDMENT (the “Fourth Amendment”) is made and entered into as of this 14 day of November 2005, by and between Given Imaging Ltd., a company incorporated under the laws of the State of Israel (hereinafter, “Given”) and Ethicon Endo-Surgery, Inc., an Ohio corporation, acting by and through its InScope Division (hereinafter “EES”), (EES and Given hereinafter each individually also the “Party” and together also the “Parties”).

                    WHEREAS, the Parties have entered into an Exclusive Sales Representation, Co-Promotion and Cooperation Agreement, dated May 10, 2004, as further amended in June, 2004, on October 4, 2004 and on October 27, 2005 (hereinafter the “Agreement”); and

                    WHEREAS, the Parties desire to amend the Agreement as set forth herein.

                    NOW THEREFORE, in consideration of their promises and mutual covenants herein contained, the Parties hereto hereby agree as follows:

                    1. Capitalized terms not otherwise defined within this Fourth Amendment shall have the meanings assigned thereto in the Agreement.

                    2. Section 5.03 of the Agreement is hereby amended and restated in its entirety as follows:

        Section 5.03 Installation of 500 Additional Given Diagnostic System. No earlier than January 1, 2005 and Given sending to EES sufficient proof (as per the document, a sample of which is attached as Exhibit 5.03) of the installation, commenced and completed after the FDA Clearance, of at least 500 Given Diagnostic Systems (in addition to the base completely installed at the time of FDA Clearance) which (i) are fully compatible with the ECE, and (ii) of which at least 70% must have been installed in the United States, EES will pay Given fifteen (15) million US$, payable as follows:

        (a) EES has paid Given five (5) million US$ pursuant to the SECOND Amendment dated October 4, 2004, which payment the parties agreed is applied to the fifteen (15) million US$ payable under this Section 5.03.

(b) EES shall pay Given five (5) million US$ within 15 days of the execution of the Fourth Amendment.

(c) EES shall pay Given the remaining balance of five (5) million US$ no later than April 1, 2006.

                    3. The parties hereby agree that Section 5.05 of the Agreement (Postponement of Milestone Payments) does not apply to the payments set forth in Section 5.03 of the Agreement, as amended.

                    4. Except as otherwise provided by this Fourth Amendment, the Agreement shall remain in full force and effect in accordance with its terms and does not relieve either party from any of its obligations thereunder.

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                    IN WITNESS WHEREOF, the Parties hereby have executed this Fourth Amendment by their respective officers thereunto duly authorized on the date first written above.

ETHICON ENDO-SURGERY, INC.

By:	/s/ Jeff Mailler

Name: Jeff Mailler
Title: V.P., Licensing & Acquisitions

GIVEN IMAGING LTD.

By:	/s/ Gavriel Meron

Name: Gavriel Meron
Title: President & CEO

By:	/s/ Doron Birger

Name: Doron Birger
Title: Chairman